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SEC File Number 000-54602
CUSIP Number 56064U 10 8

United States Securities and Exchange Commission

Washington, D.C. 20549

FORM 12b-25

NOTIFICATION OF LATE FILING

(check one)

-X-  Form 10-K;   ---  Form 20-F;   ---  Form 11-K;   ---  Form 10-Q;   ---  Form 10-D;   ---  Form N-SAR;  --- Form N-CSR

For Period Ended:  September 30, 2014

---  Transition Report on Form 10-K

---  Transition Report on Form 20-F

---  Transition Report on Form 11-K

---  Transition Report on Form 10-Q

---  Transition Report on Form N-SAR

For the Transition Period Ended: -------------------------------------

Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

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PART 1 – REGISTRANT INFORMATION

Full Name of Registrant:                VOLT SOLAR SYSTEMS INC.

Former Name if Applicable:

Address of Principal Executive Office:  401 East 4th

City, State and Zip Code:               Bridgeport, PA 19405

PART II – RULES 12B-25(b) AND (c)

           (a)  The reason described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

-X-        (b)  The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, 11-K, Form N-SAR, Form NCSR or portion thereof will be filed on or before the fifteenth calendar

                day following the prescribed due date; or the subject

                quarterly report on Form 10-Q, or portion there of will be filed on or before the fifth calendar day following the

                prescribed due day; and

           (c)  The accountant’s statement or other exhibit required by

                Rule 12b-25(c) has been attached if applicable.

PART III – NARRATIVE

State below in reasonable detail why Forms 10-K, 20-F, 11-K, 10-Q, N-SAR, N-CSR, or the transition report or portion thereof, could not be filed within the prescribed time period.

Management is in the process of reviewing and finalizing the annual report on

Form 10-K. Management believes the 10-K will be completed within the extension period to permit timely filing.

PART IV – OTHER INFORMATION

(1)  Name and telephone number of person to contact in regard to this notification.

        Malcolm Adler                          610                292-0909

     --------------------------------      -----------        ---------------------

                  (Name)                   (Area Code)         (Telephone Number)

(2)  Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports) been filed?  If the answer is no, identify report(s).    -- Yes  -X- No

The company has discovered that XBRL files for the period ended December 31, 2011 which were supposed to have been attached were inadvertently omitted.  The company intends to remedy this oversight as quickly as reasonably possible.

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(3)  Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?    --- Yes  -X- No

If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

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SIGNATURE

************************************************************************************

VOLT SOLAR SYSTEMS, INC.

---------------------------------------------

(Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

December 30, 2014                    /s/ MALCOLM ADLER

------------------------    By: ------------------------------------

Date                            Chief Executive Officer and President

                                (Principal Executive Officer and

                                 Principal Accounting/Financial Officer)